Exhibit 10.1
CHIPOTLE MEXICAN GRILL, INC.
PERFORMANCE SHARE AGREEMENT
Name of Participant:
Target Number of
Performance Shares:
Grant Date:
Performance Period:    January 1, 2026 – December 31, 2028
Vesting Date:     Date of the Performance Certification (as defined below)
This Performance Share Agreement, including the appendices attached hereto (this “Agreement”), dated as of the Grant Date stated above, is delivered by Chipotle Mexican Grill, Inc., a Delaware corporation (the “Company”), to the Participant named above (the “Participant” or “you”).
Recitals
WHEREAS, the Company is awarding you performance shares (“Performance Shares”) representing the right to receive shares of Common Stock of the Company (the “Shares”) on the terms and conditions provided below and pursuant to the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan (the “Plan”). This Agreement and the Performance Shares granted hereunder are expressly subject to all of the terms, definitions and provisions of the Plan. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan, as the Plan is in effect on the Grant Date.
WHEREAS, the Compensation, People and Culture Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has approved this award of Performance Shares (the “Award”).
Agreement
NOW, THEREFORE, the parties hereby agree as follows:
    1.    Grant of Performance Shares.  The Company hereby grants to you the Award with respect to the Target Number of Performance Shares set forth above, pursuant to which you shall be eligible to receive a number of equivalent Shares for each Performance Share that vests, subject to your fulfillment of the vesting and other conditions set forth in this Agreement, including Appendix A hereto, including both:

    (a)    Certification by the Committee of the extent to which the Performance Goals set forth on Appendix A have been achieved (the “Performance Certification”), if at all, and the satisfaction or occurrence of any additional conditions to vesting set forth on Appendix A, with such Performance Certification occurring on February 15, 2028, which follows the conclusion of the Performance Period; and
    (b)    Your continuous employment with the Company (subject to the provisions of Section 2) from the Grant Date through the date of Performance Certification (the “Vesting Date”).

    2.    Effect of Termination of Employment and Change in Control.
(a)    Termination of Employment Due to Death, Disability or Retirement. Unless otherwise determined by the Committee, or except as provided in an agreement between you and your Employer, if your employment terminates by reason your death, termination by the Company due to Disability, or Retirement (each as defined below) prior to the Vesting Date, you shall vest in the Performance Shares as follows:
    (i)    In the event of your Retirement prior to the one-year anniversary of the Grant Date, you shall become vested on the Vesting Date in a pro rata portion of the Performance Shares, determined by multiplying the total number of Performance Shares determined based on actual achievement during the Performance Period of the Performance Goals set forth on Appendix A by a fraction, the numerator of which is the number of days from the Grant Date through your Retirement and the denominator of which is 365.
(ii)     In the event of your Retirement on or after the one-year anniversary of the Grant Date, the total number of Performance Shares determined based on actual achievement during the Performance Period of the Performance Goals set forth on Appendix A, without proration, shall become vested on the Vesting Date.
(iii)     In the event of your death or termination by the Company due to Disability at any time after the Grant Date, the total number of Performance Shares determined based on actual achievement during the Performance Period of the Performance Goals set forth on Appendix A, without proration, shall become vested on the Vesting Date.
For purposes of this Agreement: “Disability” means your medically-diagnosed, permanent physical or mental inability to perform your duties as an employee of the Company; “Retirement” means that you have a combined Age and Years of Service (each as defined below) of at least 70 and you have done all of the following (w) given the Company at least six (6) months prior written notice of your Retirement; (x) signed and delivered to the Company an agreement providing for such restrictive covenants, as may be determined from time to time by the Committee, based on individual facts and circumstances, to be reasonably necessary to protect the Company’s interests, with such restrictive covenants continuing for a period of two (2) years after such Retirement (or, indefinitely, in the case of confidentiality and similar restrictive covenants), (y) signed and delivered to the Company, within 21 days of the date of your employment termination (or such later time as required under applicable law) an agreement generally releasing all claims against the Company and its affiliates in a form reasonably acceptable to the Company, which is not later revoked, and (z) voluntarily terminated your employment with the Company. The term “Age” means (as of a particular date of determination), your age on that date in whole years and any fractions thereof; and “Years of Service” means the number of years and fractions thereof during the period beginning on your most recent commencement of employment with the Company and ending on the date your employment with the Company terminated. Your refusal to fulfill any of the conditions set forth in (w), (x), (y) or (z) above, your breach of any agreement entered into pursuant to (x) or (y) above, or if, after your Retirement, facts and circumstances are discovered that would have justified your termination for “Cause” (as defined in the Plan) if you were still employed by the Company, shall constitute a waiver by you of the benefits attributable to Retirement under this Agreement.

    (b)    Forfeiture of Performance Shares. If your employment terminates prior to the expiration of the Vesting Period for any reason other than death, termination by the Company due to Disability, Retirement or a “Qualifying Termination” (as defined in the Plan), all Performance Shares subject to this Award shall be forfeited and canceled as of the date of such employment termination, unless (i) the Committee determines otherwise, or (ii) a different treatment is provided in a written agreement between you and the Company, or (iii) if you are an “executive officer” of the Company within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended, a different treatment is provided in the Company’s Executive Officer Severance Plan or any other severance plan covering executive officers, as such plan is then in effect. Notwithstanding anything to the contrary in this Section 2, your rights with respect to Performance Shares subject to this Award shall in all events be immediately forfeited and canceled as of the date of your termination of employment for Cause.
(c) Effect of a Change in Control.
(i)     Satisfaction of Performance Goals. In the event of a “Change in Control” (as defined in the Plan) prior to the end of a Performance Period, the Performance Period shall end as of the date of the Change in Control and the Performance Goals shall be deemed to have been satisfied at the greater of (A) 100% of the target level, with the potential payout pro-rated based on the time elapsed in the Performance Period through the date of the Change in Control, and (B) the actual level of achievement of the Performance Goals set forth in Appendix A as of the date of the Change in Control, as determined by the Committee, as constituted immediately prior to the Change in Control, without proration.
(ii)    Settlement of Award Not Assumed. In the event of a Change in Control prior to the end of a Performance Period pursuant to which the Award is not assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the Award and other material terms and conditions of this Award as in effect immediately prior to the Change in Control), the Performance Shares shall vest as of the date of the Change in Control, based on the performance level determined in accordance with clause (i) above and shall be settled within 60 days following the Change in Control; provided, however, if the Performance Shares are “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Change in Control is not a “change in control event” within the meaning of Section 409A of the Code or the settlement upon such Change in Control would otherwise be prohibited under Section 409A of the Code, then the Performance Shares shall be settled at the time specified in Section 3.
(iii)    Settlement of Award Assumed. In the event of a Change in Control prior to the end of a Performance Period pursuant to which this Award is assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the Award and other material terms and conditions of this Award as in effect immediately prior to the Change in Control) and either (A) you remain continuously and actively employed by the Company through the end of such Performance Period, (B) you experience a Qualifying Termination or your employment terminates due to death, termination by the Company due to Disability or Retirement following such Change in Control, then in any such case, the Performance Shares shall vest based on the performance level determined in accordance with clause (i) above and shall be settled within 60 days following the earlier to occur of (x) the end of the Performance Period and (y) the date of your death or such termination of employment.

    3.    Distribution Upon Vesting. Subject to Sections 2 and 20, as soon as practicable following the expiration of the Performance Period (but no later than March 15th following the expiration of the Performance Period), the Company shall issue or deliver, subject to the conditions of this Agreement, the Shares for the vested Performance Shares to you. The Award may only be settled in Shares. Such issuance or delivery of Shares shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 6.  Prior to the issuance to you of the Shares subject to the Award, you shall have no direct or secured claim in any specific assets of the Company or in such Shares and will have the status of a general unsecured creditor of the Company.
4.    No Shareholder Rights. Neither you nor any person claiming under or through you shall have rights as a holder of Shares (e.g., you have no right to vote or receive dividends) with respect to the Performance Shares granted hereunder unless and until such Performance Shares have been settled in Shares that have been registered in your name as owner. You shall have no beneficial interest or ownership in the vested Shares until the issue or delivery of those vested Shares to you.

    5.    Dividend Equivalents. Prior to the settlement of the Performance Shares, you shall accumulate dividend equivalents with respect to the Performance Shares, which dividend equivalents shall be paid in cash (without interest) to you only if and when the applicable Performance Shares vest and become payable. Dividend equivalents shall equal the dividends, if any, actually paid with respect to Shares prior to the settlement of the Award while (and to the extent) the Performance Shares remain outstanding and unpaid. In the event you forfeit Performance Shares, you also shall immediately forfeit any dividend equivalents held by the Company that are attributable to the Shares underlying such forfeited Performance Shares.

    6.    Tax Withholding. As a condition precedent to the issuance of Shares following the vesting of the Performance Shares, you shall, upon request by the Company, pay to the Company such amount as the Company determines is required, under all applicable international, federal, state, local or other laws or regulations, to be withheld and paid over as income or other withholding taxes (the “Required Tax Payments”) with respect to such vesting of the Performance Shares. If you fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to you. Notwithstanding the foregoing, your obligation to advance the Required Tax Payments shall be satisfied by the Company withholding whole Shares that would otherwise be delivered to you upon vesting of the Performance Shares having an aggregate fair market value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; however, if you submit a written request to the Company at least ten (10) days in advance of the Vesting Date, the Company may agree, in its discretion, to permit you to satisfy your obligation to advance the Required Tax Payments by a check or cash payment to the Company. Shares shall be withheld based on the applicable statutory minimum tax rate; however, if you submit a written request to the Company at least ten (10) days in advance of the Vesting Date, the Company (or, in the case of an individual subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Committee) may agree, in its discretion, to withhold shares based on a higher tax rate permitted by applicable withholding rules and accounting rules without resulting in variable accounting treatment. No Share or certificate representing a Share shall be issued or delivered until the Required Tax Payments have been satisfied in full.

    7.    Tax Indemnification. Notwithstanding the provisions of Section 6 above, you agree to indemnify the Company and each  affiliate, and hold the Company and each affiliate harmless against and from any and all liability for any taxes or payments in respect of taxes (including social security and national insurance contributions, to the extent permitted by applicable law), arising as a result of, in connection with or in respect of the grant of the Award, vesting of the Award and/or the delivery of the Shares pursuant to this Agreement.
    8.    Repayment; Right of Set-Off. You agree and acknowledge that this Agreement is subject the Company’s Executive Compensation Recovery Policy and any other “clawback,” recoupment or set-off policies in effect on the Grant Date or that the Committee thereafter may adopt. If the Company determines, in its sole discretion, that you have engaged in misconduct that constitutes Cause (as defined in the Plan), you agree that any unvested portion of the Award and/or any vested but unexercised portion of the Award shall be immediately forfeited as of the date the Company determines that you engaged in such misconduct. The foregoing shall not be the Company’s exclusive remedies, which may also include injunctive relief and damages, as applicable. In addition, you agree that in the event the Company, in its reasonable judgment, determines that you owe the Company any amount due to any loan, note, obligation or indebtedness, including but not limited to amounts owed to the Company pursuant to the Company’s policies with respect to travel and business expenses, and if you have not satisfied such obligation, then the Company may instruct the plan administrator to withhold and/or sell Shares acquired by you upon settlement of the Award, or the Company may deduct funds equal to the amount of such obligation from other funds due to you from the Company, to the extent permitted by applicable law.
    9.    Adjustment of Performance Shares. The number of Performance Shares subject to this Award and the related Performance Goals shall automatically be adjusted in accordance with Section 8 of the Plan to prevent accretion, or to protect against dilution, in the event of a change to the Common Stock resulting from a recapitalization, stock split, consolidation, spin-off, reorganization, or liquidation or other similar transactions.
10.    Non-Transferability of Award. Unless the Committee specifically determines otherwise, the Performance Shares may not be transferred by you other than by will or the laws of descent and distribution.  Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

    11.    No Right to Continued Employment or Service. The granting of the Award shall not be construed as granting to you any right to continue your employment or Service with the Company.
    12.    Amendment of this Award. This Award or the terms of this Agreement may be amended by the Board or the Committee at any time (a) if the Board or the Committee determines, in its reasonable discretion, that amendment is necessary or appropriate to conform the Award to, or otherwise satisfy, any legal requirement (including without limitation the provisions of Section 409A of the Code), which amendments may be made retroactively or prospectively and without your approval or consent to the extent permitted by applicable law; provided that, such amendment shall not materially and adversely affect your rights hereunder; or (b) with your consent.
    13.    Electronic Delivery and Acceptance. You hereby consent and agree to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. You also hereby consent to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), and agree your electronic signature is the same as, and shall have the same force and effect as, your manual signature. You consent and agree that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.
    14.    Governing Plan Document. The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Award or this Agreement and those of the Plan, the provisions of the Plan shall control.
    15.    Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the laws of the State of Delaware, without giving effect to conflict of law rules or principles.
    16.    Entire Agreement. This Agreement and the Plan constitute the entire understanding and agreement between the Company and the Participant with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Company and the Participant with respect to such subject matter other than those as set forth or provided for herein.
17.    No Fractional Shares. If any terms of this Agreement call for payment of a fractional Performance Share, the number of Performance Shares issuable hereunder will be rounded up to the nearest whole number.
18.    No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
    19.    Saving Clause. If any provision of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.
20.    Compliance with Section 409A of the Code. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly, and each payment hereunder shall be considered a separate payment. To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment, the applicable shares of Stock shall be transferred to you or your beneficiary upon your “separation from service,” within the meaning of Section 409A of the Code; provided that if you are a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such Shares shall be transferred to you or your beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of your death.
21.    Local Law Requirements. Appendix B forms part of the Agreement and contains additional terms and conditions that will apply to you if you reside outside of the United States, are a citizen of a jurisdiction other than the United States or are otherwise subject to tax in jurisdiction outside the United States.

CHIPOTLE MEXICAN GRILL, INC.

By:    /s/ Ilene Eskenazi
    Chief Legal and Human Resources Officer

Appendix A to 2026 Performance Share Agreement

Subject to the terms and conditions of the Agreement and of the Plan, the vesting of the Target Number of Performance Shares (“Target PSUs”) is subject to the performance goals set forth more fully below (the “Performance Goals”) that are measured over four separate time periods set forth below (each individually, a “Measurement Period” and collectively the “Measurement Periods”).
Measurement Periods

Measurement Period	Measurement Period Start Date	Measurement Period End Date	Portion of Target PSUs Eligible to be Earned
Year 1	January 1, 2026	December 31, 2026	30% of Target PSUs
Year 2	January 1, 2027	December 31, 2027	30% of Target PSUs
Year 3	January 1, 2028	December 31, 2028	30% of Target PSUs
Years 1 – 3 (Cumulative)	January 1, 2026	December 31, 2028	10% of Target PSUs

Performance Goals
The amount of Target PSUs that will vest, if any, will depend on two factors: (1) the extent of the Company’s achievement of the Performance Goals based on Adjusted Operating Income (“Adjusted OI”), measured over the Measurement Periods, and (2) application of a modifier based on the Company’s Relative Total Shareholder Return (“TSR”) compared to the S&P 500 Consumer Discretionary Index (the “TSR Modifier”), each as defined below.
The determination of the Target PSUs earned under this Award, if any, is a two-step process:
Step 1: Calculate the Preliminary Earned PSUs, as defined below, based on Adjusted OI performance over the Measurement Periods.
Step 2: Calculate the Final Earned PSUs by multiplying the Preliminary Earned PSUs by the TSR Modifier.
Definitions
“Adjusted OI” is calculated as the Company’s total revenue, less (i) food, beverage and packaging costs, (ii) labor costs, (iii) occupancy costs, (iv) other operating costs, and (v) general and administrative expenses, as reported in the Company’s consolidated statements of income prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as in effect on January 1, 2026, adjusted in each Measurement Period to exclude:
•non-GAAP expenses, as permitted to be excluded pursuant to the Company’s Non-GAAP Financial Measure Policy, as that Policy is in effect on the Grant Date and provided contemporaneously with this Agreement;
•stock-based compensation expense associated with PSUs;

•compensation expense related to performance above or below target pursuant to the Company’s Annual Incentive Plans (AIP) and standard budgeting procedures for the applicable Measurement Period; and
•costs and expenses related to the following Company-sponsored conferences: All Managers Conference and Field Leader Conference
“2026 OI Dollars” equals Adjusted OI for fiscal year 2026.
“2027 OI Growth” equals the rate of Adjusted OI growth from 2026 to 2027 (i.e., (Adjusted OI for fiscal year 2027 minus Adjusted OI for fiscal year 2026) ÷ Adjusted OI for fiscal year 2026).
“2028 OI Growth” equals the rate of Adjusted OI growth from 2027 to 2028 (i.e., (Adjusted OI for fiscal year 2028 minus Adjusted OI for fiscal year 2027) ÷ Adjusted OI for fiscal year 2027).
“Cumulative OI Dollars” equals the sum of Adjusted OI for 2026 plus Adjusted OI for 2027 plus Adjusted OI for 2028.
Step 1: Adjusted OI and Preliminary Earned PSUs
For each Measurement Period, the number of Shares that can be earned is equal to the Target PSUs multiplied by the Weighting Factor multiplied by the Payout Percentage corresponding to the respective performance goal and level of performance for each Measurement Period indicated in the Payout Table below:

Adjusted Operating Income Payout Table
		Payout Percentage
Measurement Period	Weighting Factor	50%	75%	100%	133%	200%	250%
Year 1: 2026 OI Dollars (in millions)	30%	$*	$*	$*	$*	$*	$*
Year 2: 2027 OI Growth (as YOY %)	30%	*%	*%	*%	*%	*%	*%
Year 3: 2028 OI Growth (as YOY %)	30%	*%	*%	*%	*%	*%	*%
Year 1 – 3: 2026 – 2028 Cumulative OI Dollars (in millions)	10%	$*	$*	$*	$*	$*	$*
*    The specific targets were approved by the Compensation, People and Culture Committee of Chipotle’s Board of Directors and are contained in the minutes of the meeting at which this Performance Share Award was approved.
If the level of performance falls between two stated performance levels in the Payout Table, the Payout Percentage shall be determined using straight-line interpolation.

“Preliminary Earned PSUs” will be determined using the following formula:
Year 1: Target Number of Performance Shares x 30% Weighting Factor x Payout Percentage (based on 2026 actual Adjusted OI)
+
Year 2: Target Number of Performance Shares x 30% Weighting Factor x Payout Percentage (based on YOY actual growth from 2026 to 2027)
+
Year 3: Target Number of Performance Shares x 30% Weighting Factor x Payout Percentage (based on YOY actual growth from 2027 to 2028)
+
Years 1 – 3: Target Number of Performance Shares x 10% Weighting Factor x Payout Percentage (based on actual cumulative Adjusted OI in 2026, 2027 and 2028)
The number of Preliminary Earned PSUs may range from zero to 250% of the Target Number of Performance Shares; in no event may the Preliminary Earned PSUs be more than 250% of the Target Number of Performance Shares.
Any Target PSUs that fail to be earned in a Measurement Period based on the satisfaction of the Performance Goal for that Measurement Period shall be forfeited.
Step 2: TSR Modifier and Final Earned PSUs
After the end date of the final Measurement Period, the number of Preliminary Earned PSUs in aggregate for all Measurement Periods in accordance with Step 1 above, if any, shall be adjusted by applying a TSR Modifier. The TSR Modifier is based on the Company’s relative TSR percentile rank for the time period from the Year 1 Measurement Period Start Date to the Year 3 Measurement Period End Date compared to the TSR of the S&P 500 Consumer Discretionary Index using the table below:

Relative TSR Percentile Against S&P 500 Consumer Discretionary Index	TSR Modifier
0th - ≤15th %ile	*%
>15th - ≤35th %ile	*%
>35th - <65th %ile	*%
≥65th - <85th %ile	*%
≥85th – 100th %ile	*%
*    The specific targets were approved by the Compensation, People and Culture Committee of Chipotle’s Board of Directors and are contained in the minutes of the meeting at which this Performance Share Award was approved.
“Final Earned PSUs” is calculated using the following formula:
Final Earned PSUs = Preliminary Earned PSUs x TSR Modifier

The number of Final Earned PSUs may range from zero to 300% of the Target PSUs; in no event may the Final Earned PSUs be more than 300% of the Target PSUs.
For all Measurement Periods subject to this Grant, the peer group (the “Peer Group”) consists of the shares of the companies that are included in the S&P 500 Consumer Discretionary Index (the “Index”) at the Measurement Period Start Date of the Year 1 Measurement Period. TSR for a constituent company will be negative one hundred percent (-100%) if during the Measurement Periods it: (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations. A constituent company will be excluded from the TSR calculation if it is acquired, taken private or delisted (independent of situations covered in (i) through (IV) above) during the Measurement Periods.

The calculation of the TSR for purposes of determining the TSR Modifier is the average daily closing price per share for the last twenty (20) trading days of the Year 3 Measurement Period (the “Ending Stock Price”) minus the average daily closing price per share for the first twenty (20) trading days immediately following and including the Year 1 Measurement Period Start Date (the “Beginning Stock Price”), plus Reinvested Dividends, with the resulting amount divided by the Beginning Stock Price. “Reinvested Dividends” will be calculated by multiplying (i) the aggregate number of shares (including fractional shares) that could have been purchased during the Measurement Periods had each cash dividend paid on a single share during that period been immediately reinvested in additional shares (or fractional shares) at the closing selling price per share on the applicable dividend payment date by (ii) the average daily closing price per share calculated for the entire duration of the Measurement Periods. Each of the foregoing amounts will be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting Shares of the Company and the shares of the companies in the Peer Group. For companies in the Peer Group that are not on a calendar fiscal year, the TSR modifier will be measured consistently with the Company’s calendar fiscal year. For the avoidance of doubt, the TSR Modifier formula is:

TSR = (Ending Stock Price – Beginning Stock Price) + Reinvested Dividends
Beginning Stock Price
Potential Force-Majeure Related Adjustments
Notwithstanding the foregoing, if the Committee (i) certifies that a Force Majeure Event has occurred, and (ii) determines that the Company’s actual Adjusted OI has been Significantly Impacted for three or more months in a 12-month period, then the Committee shall, for each month Significantly Impacted by the Force Majeure event: (a) exclude the actual Adjusted OI from the calculation of Adjusted OI for any impacted Measurement Period, and (b) exclude Trended Adjusted OI from the Payout Table for any impacted Measurement Period.

Definitions of applicable terms are set forth below, and for purposes of the Force Majeure Related Adjustment, Adjusted OI is calculated on a monthly basis.:

“Force Majeure Event” is an extraordinary event or circumstance, such as an act of God, war or war-like conditions, widespread riots or civil disorder, acts of terrorism, cyber or ransomware attacks, widespread strikes, lockouts, or labor disruptions, government mandate, embargo, fire, flood, earthquake or other nature disaster, epidemic, pandemic or other similar occurrence beyond the reasonable control of the company. Any Force Majeure Related Adjustment will not exceed 12 months in duration.

“Baseline Adjusted OI” is calculated on a monthly basis as the Adjusted OI Growth Rate, multiplied by the actual Adjusted OI for that same month in the prior year.

“Adjusted OI Growth Rate” is calculated as the average of the actual Adjusted OI for the three months immediately before the month in which the Force Majeure Event occurs (the “test months”), divided by the average of the actual Adjusted OI for the same three tests months in the prior 12-month period.

“Significantly Impacted” means actual Adjusted OI falls below Baseline Adjusted OI by 10% or more.

“Trended Adjusted OI” is calculated on a monthly basis as the OI Growth Rate, multiplied by actual Adjusted OI for that same month in the prior year.

Other Provisions
The Committee shall have authority to make any determinations regarding questions arising from the application of the provisions of this Appendix, which determination shall be final, conclusive and binding on you and the Company.

If the Committee determines, after granting the Performance Share Award, that there has been a change in law or accounting rules that impacts the calculation of Adjusted OI as set forth in this Appendix A, the Committee shall modify the Adjusted OI measure, in whole or in part, as it deems appropriate and equitable in its discretion to reflect the impact of such events that were not determinable or considered at the Grant Date. For the avoidance of doubt, no adjustments otherwise authorized under Section 8 of the Plan shall be made with respect to the Performance Shares except as specifically provided in this Appendix A.

Performance Shares that are earned under this Appendix A shall only be issued to the Participant to the extent that the continued employment conditions set forth in the Performance Share Agreement have been satisfied.

Appendix B to Performance Share Agreement

Country-Specific Addendum

1.This Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to individuals who are working or residing in the countries listed below and that may be material to your participation in the Plan. However, because foreign exchange regulations and other local laws are subject to frequent change, you are advised to seek advice from his or her own personal legal and tax advisor prior to accepting an Award.
2.If you are a citizen or resident of a country, or otherwise subject to tax in another country other than the one in which you are currently working and/or residing, if you transfer to another country after the date of grant of the Award, or if you are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to you.
3.The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your acceptance of the Award or participation in the Plan.
4.Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan and the Agreement. This Addendum forms part of the Agreement and should be read in conjunction with the Agreement and the Plan.

Canada
    1.    Application. This Addendum shall apply to you if (a) you are employed in, resident in, a citizen of, or otherwise subject to tax in Canada (a “Canadian Participant”); or (b) in circumstances where the Company, in exercising its discretion in accordance with paragraph 2 of the Country-Specific Addendum, determines this Addendum shall apply to you.

        2.    Use of Information. For the purposes of managing and administering the arrangements under this Agreement, you acknowledge and agree the Company may share basic information such as information concerning your eligibility, grants, settlement or vesting in accordance with this Agreement with and between the Company’s affiliates. You also acknowledge and agree that the Company may also share this information with service providers that may assist in administering the arrangements under this Agreement, as well as with relevant government authorities. All such affiliates and service providers will be required to: (a) maintain this information as confidential; (b) use the information solely for the performance of their functions in respect of the Plan; and (c) otherwise handle the information in accordance with applicable privacy laws and the Company’s privacy policy. You may obtain further information about the Company’s use of service providers located outside of Canada by contacting the Company’s privacy officer.

    3.    Foreign Asset/Account Reporting Information. A Canadian Participant may be required to report his or her foreign property on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds a certain threshold at any time in the year. Foreign property includes Shares acquired under the Plan. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of such Shares. The ACB ordinarily would equal to the fair market value of the Shares at the time of acquisition, but if a Canadian Participant owns other Shares, this ACB may have to be averaged with the ACB of their other Shares. The form T1135 generally must be filed by April 30 of the following year.

    4.    Forfeiture of Unvested PSUs. For Canadian Participants, Section 2(c) is replaced with the following:
If your employment terminates prior to the Vesting Date for any reason other than death, termination of your employment by the Company due to Disability, Retirement or a Qualifying Termination, this Award will be forfeited and canceled as of the date you are no longer Actively Employed, unless (i) the Committee determines otherwise, or (ii) a different treatment is provided in a written agreement between you and the Company, or (iii) if you are an “executive officer” of the Company within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended, a different treatment is provided in the Company’s Executive Officer Severance Plan or any other severance covering executive officers, as such plan is then in effect. “Actively Employed” means, that you are employed with the Company and includes (A) any period of paid time off or other approved leave of absence, and (B) if and only to the extent required to comply with the minimum standards of the applicable employment standards legislation, the last day of the applicable minimum statutory notice period applicable to you pursuant to the applicable employment standards legislation, if any, but does not include any additional common law or contractual notice period that exceeds the applicable minimum statutory notice period. Notwithstanding anything to the contrary in this Section 2, your rights with respect to this Award, whether vested or unvested, shall in all events be immediately forfeited and canceled as of the date of you are no longer Actively Employed due to a termination of employment for Cause (as defined above). For greater certainty, following the date on which you are no longer Actively

Employed, you shall have no rights with respect to any further grants of Performance Shares. Furthermore, you shall have no claim for lost Performance Shares or benefits under this Agreement or for damages in lieu of such lost Performance Shares or benefits.

    5.    Repayment; Right of Set-Off. For Canadian Participants, Section 8 is replaced with the following:

Repayment; Right of Set-Off. You agree and acknowledge that this Agreement is subject the Company’s Executive Compensation Recoupment Policy and any other “clawback,” recoupment or set-off policies in effect on the Grant Date or that the Committee thereafter may adopt. If the Company determines, in its sole discretion, that you have engaged in misconduct that constitutes Cause, you agree that any unvested portion of the Award shall be immediately forfeited as of the date you are no longer Actively Employed with the Company.

France
1.Application. This Addendum shall apply to you if (a) you are employed in, resident in, a citizen of, or otherwise subject to tax in France or (b) in circumstances where the Company, in exercising its discretion in accordance with paragraph 2 of the Country-Specific Addendum, determines this Addendum shall apply to you.
2.To the extent that you are an employee based in France, the definition of “Disability” shall be revised in its entirety as follows:
“Disability” means your physical or mental inability to perform any work within the Company (or your employing entity to the extent you are employed by an affiliate of the Company), as assessed by the occupational doctor (médecin du travail), or, in the event of a partial inability, the inability for the Company (or your employing entity to the extent you are employed by an affiliate of the Company) to provide you with a position that satisfies the occupational doctor’s requirements.
3.Sections 2(b)(i)(A) and 2(b)(i)(B) of the Agreement (including the definition of “Retirement”) and any reference to Retirement in the Agreement shall not apply, and no vesting in the event of Retirement will be provided under the Agreement.
4.To the extent that you are an employee based in France, Section 2(b) of the Agreement is revised in its entirety as follows:
Forfeiture of Performance Shares. If your employment terminates prior to the expiration of the Vesting Period for any reason other than death, termination by the Company (or your employing entity to the extent you are employed by an affiliate of the Company) due to Disability or a dismissal for economic reasons (licenciement pour motif économique), all Performance Shares subject to this Award shall be forfeited and canceled as of the date of such employment termination, unless (i) the Committee determines otherwise, or (ii) a different treatment is provided in a written agreement between you and the Company.
5.To the extent that you are an employee based in France, Section (2)(c)(iii) is revised in its entirety as follows:
Settlement of Award Assumed. In the event of a Change in Control prior to the end of a Performance Period pursuant to which this Award is assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the Award and other material terms and conditions of this Award as in effect immediately prior to the Change in Control) and either (A) you remain continuously employed by the Company (or your employing entity to the extent you are employed by an affiliate of the Company) through the end of such Performance Period, (B) you experience a dismissal for economic reasons or your employment terminates due to death or termination by the Company (or your employing entity to the extent you are employed by an affiliate of the Company) due to Disability following such Change in Control, then in any such case, the Performance Shares shall vest based on the performance level determined in accordance with clause (i) above and shall be settled within 60 days following the earlier to occur of (x) the end of the Performance Period and (y) the date of your death or such termination of employment.

6.Section 7 (Tax Indemnification) of the Agreement is not applicable to employees based in France.
7.The second and third sentences of Section 8 of the Agreement are not applicable to employees based in France.
8.To the extent that you are an employee based in France, Section 15 (Governing Law) of the Agreement shall be revised in its entirety as follows:
Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the laws of France.
9.Language Consent. By accepting the Plan, you confirm that you have read and understood the documents relating to this grant (the Plan and any agreement, including this Addendum) which were provided in English language. You accept the terms of those documents accordingly. En acceptant le Plan, vous confirmez avoir lu et compris les documents relatifs à cette attribution (le Plan et tout autre accord, y compris cette Annexe), lesquels vous ont été transmis en langue anglaise. Vous acceptez les termes de ces documents en connaissance de cause.
10.Securities Law Information: No “offer of securities to the public,” within the meaning of French and EU law, has taken place, nor will take place, in the French territory in connection with the grant of this Award. The Agreement has not been, nor will it be, registered with, or approved by, the French Autorité des marchés financiers, and does not constitute, nor is covered by, a public offering prospectus (“La présente attribution ne donne pas lieu à un prospectus soumis à l’approbation de l’Autorité des marches financiers”). Participants receive this Award for their own account (“compte propre”).
11.Foreign Asset/Account Reporting Information: If you hold cash or Shares outside of France or maintain a foreign bank or brokerage account (including accounts that were opened and closed during the tax year), you are required to report such assets and accounts to the French tax authorities on an annual basis on a specified form, together with your income tax return. Failure to complete this reporting can trigger significant penalties.

Germany
1.Application. This Addendum shall apply to you if (a) you are employed in, resident in, a citizen of, or otherwise subject to tax in Germany or (b) in circumstances where the Company, in exercising its discretion in accordance with paragraph 2 of the Country-Specific Addendum, determines this Addendum shall apply to you.
2.Terms and Conditions. For the avoidance of doubt, Required Tax Payments and taxes covered by the tax indemnification rule of Section 7 shall also include German wage tax (Lohnsteuer), German solidarity surcharge (Solidaritätszuschlag) and church tax (Kirchensteuer).
3.Data Privacy.
(a)You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Agreement by and among, as applicable, your employing entity or contracting party and the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan.
(b)You understand that the Company holds certain personal information about you, including, but not limited to, your name, home address and telephone number, work location and phone number, date of birth, hire date, details of all Awards or any other entitlement to the Award awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). You understand and consent that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Personal Data by contacting your local human resources representative. You herewith authorize the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and any potential claim. You understand that you may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data, request a correction to the Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect the ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
4.Notifications. Every person domiciled in Germany is obligated to report the receipt of amounts in excess of EUR 12,500 from or on account of a foreigner and the payment of amounts in excess of EUR 12,500 to or for the account of a foreigner to Deutsche Bundesbank using the published form.

United Kingdom
1.Application. This Addendum shall apply to you if (a) you are employed in, resident in, a citizen of, or otherwise subject to tax in the United Kingdom or (b) in circumstances where the Company, in exercising its discretion in accordance with paragraph 2 of the Country-Specific Addendum, determines this Addendum shall apply to you. Awards granted under this Addendum to the Agreement may be granted only to the bona fide employees or former employees of the Company and its Subsidiaries as defined for the purposes of the “employee share schemes” exemption under Article 60(2) of the UK Financial Services and Markets Act (Financial Promotion) Order 2005/1529, and “Employee” shall be interpreted accordingly for the purposes of the Agreement. For the avoidance of doubt, the words “(ii) Non-Employee Director or (iii) Consultant”, “or consultancy” and “or providing services” shall be deleted from the definition of “Eligible Person” in the rules of the Plan for the purposes of this Addendum.
2.Recovery of Tax. In the event that you have failed to make arrangements under Section 6 of the Agreement for the amount so indemnified under Section 7 of the Agreement, you shall pay to the Company or Subsidiary, as applicable, (or such other affiliate, as the case may be) the balance of any Required Tax Payments then due in cash promptly on written demand and in any event within 60 days from the date on which any relevant amount indemnified under Section 7 of the Agreement is due to be accounted for to the applicable tax authority, failing which you shall also be liable to account to the Company or any Subsidiary for any additional liability that may arise to the Company or such other affiliate as a result of the operation of Section 222 of ITEPA.
3.Retirement. For the purposes of this Addendum, Sections 2(b)(i)(A) and 2(b)(i)(B) of the Agreement (including the definition of “Retirement”) and any reference to Retirement in the Agreement shall not apply, and no vesting in the event of Retirement will be provided under the Agreement.

4.Cause. The definition of “Cause” in Section 2(c) of the Agreement shall be amended to include the following additional ground for termination:
(aa) any other circumstances in which the Company has the right to terminate your employment without notice.

5.Tax Election. You may be required, as a condition of the grant or vesting of an Award granted under the Agreement, to enter into an election under section 431 of the Income Tax (Earnings and Pensions) Act 2003 before or within 14 days after the acquisition of Shares in connection to the Award.
6.Data Protection.
(a)Purposes and Legal Bases of Processing: You acknowledge that the Company processes personal data about you, including, but not limited to, your name, email address, job title, and any award granted to you (“Data”) for the operation or administration of the Plan (“Purposes”) and is the controller for the processing of such Data in connection with the Purposes. The legal basis for the processing of Data by the Company is (i) the necessity of the processing for the Company to perform its contractual obligations in connection with the Purposes, and (ii) the Company’s legitimate business interests in managing the Plan and administering Awards. You understand that, as a consequence of refusing to provide Data, the Company may not be able to allow you to participate in the Plan, or grant or maintain Awards.

However, your participation in the Plan is purely voluntary. Additionally, where the Company processes special categories of personal data, as defined under (i) the UK General Data Protection Regulation as defined by the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019, (ii) the Privacy and Electronic Communications (EC Directive) Regulations 2003, and / or (iii) any other applicable data protection or privacy laws, regulations, or regulatory requirements, guidance and codes of practice applicable to the processing of personal data (as amended and/or replaced from time to time) (“Data Protection Laws”), the condition applicable to the lawfulness of such processing is the necessity of the Company to carry out the obligations imposed on it in the field of employment, social security and social protection law.
(b)Data Sharing: The Company may share the Data in connection with the Purposes with (i) the Company and its Subsidiaries, (ii) any trustee of any employee benefit trust operated in conjunction with the Plan, (iii) a third party broker, registrar, advisor, or administrator, and (iv) a future purchaser of the Company or any of its Subsidiaries.
(c)International Data Transfers: For transfers of Data from the UK to a third country (as defined under Data Protection Laws), the Company will ensure that any such transfers are made in accordance with the UK International Data Transfer Agreement or UK Addendum to the EU Standard Contractual Clauses to ensure that such transfers are safeguarded in accordance with Data Protection Laws.
(d)Privacy Notice: Further information on how the Company processes Data and the your rights in relation to the processing of Data are set out in the Company’s UK data protection policy, as updated and amended from time to time, which is available on Chiplinks on the “Policies” page under “Europe > Privacy.”
7.Tax Indemnification. Section 7 of the Agreement shall be revised in its entirety as follows:
Notwithstanding the provisions of Section 6 above, you agree to indemnify the Company and each affiliate, and hold the Company and each affiliate harmless against and from any and all liability for any taxes or payments in respect of taxes (including social security and national insurance contributions, to the extent permitted by applicable law), arising as a result of, in connection with or in respect of the grant of the Award, vesting of the Award and/or the delivery of the Shares pursuant to this Agreement, including but not limited to: (i) the assignment, forfeiture, surrender, release of, the receipt of any benefit in connection with or the release or variation of any right or restriction attaching to the Award or Shares; (ii) the disposal of the Award or Shares; (iii) the operation of Part 7A ITEPA 2003 with respect to this Agreement, the Award or the Shares; and (iv) any amount due under PAYE (pay as you earn) in respect of the Award or Shares, including any failure by you to make good such an amount within the time limit specified in section 222 of ITEPA 2003.

8.Terms of Employment. The Plan and the Agreement do not form part of your contract of employment. If you cease to be employed by the Company or any of its Subsidiaries for any reason (including as a result of a repudiatory breach of contract by your employer, the Company or any of its Subsidiaries) you shall not be entitled, and, by participating in the Plan, you shall be deemed irrevocably to have waived any entitlement, by way of compensation for loss of employment, breach of contract or otherwise to any sum or other benefit (unless provided for in the Plan or the Agreement) to compensate you for any rights or prospective rights under the Plan. This exclusion applies equally (and without limitation) to any loss arising from the way in which discretion is (or is not) exercised under the Plan even if the exercise (or non-exercise) of such discretion is, or appears to be, irrational or perverse or breaches, or is claimed to breach, any implied term of the Plan or any other contract between you and your employer.